Exhibit 99.1

Lifetime Brands, Inc. Announces Results of 2017 Annual Meeting

Declares Dividend to be Paid August 15, 2017

GARDEN CITY, NY, — June 23, 2017 — Lifetime Brands, Inc. (NasdaqGS: LCUT), a leading global provider of branded kitchenware, tableware and other products used in the home, announced the results of the votes taken at the Company’s 2017 Annual Meeting of Stockholders held Thursday, June 22, 2017.

Stockholders elected the following directors to serve until the next Annual Meeting of Stockholders:

Jeffrey Siegel	Chairman and Chief Executive Officer

Ronald Shiftan	Vice Chairman and Chief Operating Officer

Michael Jeary	Retired President, Laughlin Constable

John Koegel	Principal, Jo-Tan LLC

Cherrie Nanninga	Partner, Real Estate Solutions Group, LLC, formerly Chief Operating Officer, New York Tri-State Region of CB Richard Ellis, Inc.

Craig Phillips	Retired Senior Vice President — Distribution at Lifetime Brands, Inc.

Dennis E. Reaves	Retired Senior Vice President and General Merchandise Manager of Wal-Mart Stores, Inc.

Michael J. Regan	Retired Partner, KPMG LLP

Sara Genster Robling	Principal, Robling Advisors and formerly Executive Vice President of Pinnacle Foods Corporation

William Westerfield	Retired Partner, Price Waterhouse LLP

In addition, stockholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

On an advisory (non-binding) basis, stockholders approved the compensation of the Company’s named executive officers and a one year frequency with which stockholders are provided an advisory vote on executive compensation.

Stockholders also approved an amendment and restatement of the Company’s 2000 Incentive Bonus Compensation Plan and approved an amendment and restatement of the Company’s Amended and Restated 2000 Long-Term Incentive Plan.

On Thursday, June 22, 2017, Lifetime’s Board of Directors declared a quarterly cash dividend of $0.0425 per share payable on August 15, 2017 to shareholders of record on August 1, 2017.

Lifetime Brands, Inc.

Lifetime Brands is a leading global provider of kitchenware, tableware and other products used in the home. The Company markets its products under well-known kitchenware brands, including Farberware®, KitchenAid®, Sabatier®, Amco Houseworks®, Chicago™ Metallic, Copco®, Fred® & Friends, Kitchen Craft®, Kamenstein®, Kizmos™, La Cafetière®, Misto®, Mossy Oak®, Reo®, Savora™, Swing-A-Way® and Vasconia®; respected tableware and giftware brands, including Mikasa®, Pfaltzgraff®, Creative Tops®, Empire Silver™, Gorham®, International® Silver, Kirk Stieff®, Towle® Silversmiths, Tuttle®, Wallace®, Wilton Armetale®, V&A® and Royal Botanic Gardens Kew®; and valued home solutions brands, including Bombay®, BUILT NY®, Debbie Meyer® and Design for Living™. The Company also provides exclusive private label products to leading retailers worldwide.

The Company’s corporate website is www.lifetimebrands.com.

Contacts:

Lifetime Brands, Inc.	Lippert/Heilshorn & Assoc.
Laurence Winoker, Chief Financial Officer	Harriet Fried, SVP
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com

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